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                                                                    EXHIBIT 99.1

                               CELL GENESYS, INC.
                     CONDENSED CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                                 (IN THOUSANDS)
                                   (UNAUDITED)

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
                                              Cell
                                              Genesys,          Abgenix,          Elimination
                                              Inc.              Inc.              Entries           Consolidated
ASSETS

Current assets:
   Cash and cash equivalents                  $   6,014         $   4,617                           $  10,631
   Short-term investments                        67,481            10,704                              78,185
   Prepaid expenses and other current
     assets                                       2,605               550         $    (212)            2,943
                                              ---------         ---------                           ---------
         Total current assets                    76,100            15,871                              91,759
                                              ---------         ---------                           ---------

Property and equipment, net                       8,039             5,776                              13,815
Deposits and other assets                        30,026               437           (29,150)            1,313
                                              =========         =========                           =========
                                              $ 114,165         $  22,084                           $ 106,887
                                              =========         =========                           =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                           $   1,642         $     448                           $   2,090
   Accrued compensation and benefits                662               230                                 892
   Deferred revenue from related
     parties                                      5,993              --                                 5,993
   Accrued construction costs                        22              --                                    22
   Accrued legal expenses                           179               958                               1,137
   Accrued acquisition and related
     costs                                        1,648              --                                 1,648
   Other accrued liabilities                      2,273             2,203              (212)            4,264
   Current portion of property and
     equipment financing                          3,513             1,646                               5,159
   Contribution payable to related
     party                                         --               3,750                               3,750
   Convertible note payable                      15,000             --                                 15,000
                                              ---------         ---------                           ---------
         Total current liabilities               30,932             9,235                              39,955
                                              ---------         ---------                           ---------

Noncurrent portion of property and
   equipment financing                            7,103             3,979                              11,082

Commitments and contingencies

Redeemable convertible preferred stock           19,817            31,191           (31,191)           19,817
Minority interest in the equity of
   subsidiary                                      --                --              17,392            17,392
Stockholders' equity:
   Common stock                                      28               351              (351)               28
   Contributions from parent                       --              15,000           (15,000)             --
   Additional paid-in capital                   197,792             1,703                             199,495
   Deferred compensation of subsidiary             --              (1,319)                             (1,319)
   Accumulated deficit                         (141,507)          (38,056)                           (179,563)
                                              ---------         ---------                           ---------
Total stockholders' equity                       56,313            (8,870)                             18,641
                                              =========         =========         =========         =========
                                              $ 114,165         $  22,084         $    --           $ 106,887
                                              =========         =========         =========         =========
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